EXHIBIT 99

FOR RELEASE 5:00 p.m. December 22, 2005

VALLEY BANK

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

(540) 342-2265

VALLEY BANK ANNOUNCES SENIOR MANAGEMENT APPOINTMENTS

ROANOKE, VIRGINIA. December 22, 2005 — Roanoke-based Valley Bank announced today several senior management appointments.

J. Randy Woodson, Executive Vice President, has been named Chief Operating Officer with responsibility for all revenue and business development activities for the bank, including business banking, retail banking and the newly-established wealth management division. Mr. Woodson joined Valley Bank in 1998 and previously was Chief Lending Officer.

John T. McCaleb, Senior Vice President has been named Chief Lending Officer with responsibility for all commercial lending activities. Mr. McCaleb joined Valley Bank in 2004 and previously was Head of Business Banking.

Cathy J. Hartman, Senior Vice President has been named Chief Credit Officer with responsibility for all credit underwriting and loan portfolio monitoring and management. Mrs. Hartman joined Valley Bank in 2001 and was previously Commercial Credit Administrator.

Mary P. (Gill) Hundley, Senior Vice President has been named Chief Risk Officer with responsibility for enterprise wide risk management, including loan review, compliance, audit, legal and insurance. Mrs. Hundley joined Valley Bank in 1995 and previously was Head of Credit Administration.

JoAnn Lloyd, Senior Vice President, has been named Chief Information Officer with responsibility for bank-wide IT and back-office operational areas. Mrs. Lloyd joined Valley Bank in 1995 and previously was Senior Operations Officer.

Connie W. Stanley, Senior Vice President has been named Chief Retail Banking Officer with responsibility for the bank’s branch network and administration, consumer and mortgage lending and private banking. Mrs. Stanley joined Valley Bank in 2003 and previously was Head of Retail Banking.

Penny Y. Goodwin, Senior Vice President has been named Chief Strategic Planning Officer with responsibility for coordinating the bank’s strategic initiatives, sales performance initiatives and line of business profitability. Mrs. Goodwin joined Valley Bank in 2003 and previously was Sales Performance Coordinator.

Ellis L. Gutshall, President and Chief Executive Officer of Valley Bank, stated “I am extremely fortunate to be surrounded by such a group of dedicated, experienced and highly competent senior managers that all share Valley Bank’s drive for high performance. Since 2002, the Bank has nearly doubled in size, growing from $248 million in assets to over $474 Million as of September 30, 2005. As we approach the $500 Million asset level, it is our desire and intention to establish a management structure that will lead the Bank towards that next milestone of $1 Billion in assets.”

The Company recently announced its fourth consecutive semi-annual cash dividend in the increased amount of $.07 per share, a 17% increase over the prior dividend amount, payable January 3, 2006 to shareholders of record December 15, 2005. Gutshall stated “We are committed and pleased to have a consistent track record of providing a tangible return to our shareholders in addition to the increase in the overall value of their stock since our Initial Public Offering in 1995.”

Valley Bank, a wholly-owned subsidiary of Valley Financial Corporation, opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 2203 Crystal Spring Avenue, 1518 Hershberger Road, 3850 Keagy Road, and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its newly formed wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded over the counter under the symbol VYFC, and is quoted on the OTC Bulletin Board, an electronic quotation and trade reporting service of the National Association of Securities Dealers.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-KSB and its other periodic reports.